Moody National REIT II, Inc. NT-10K

Exhibit 99.1

April 2, 2024

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

This letter is provided pursuant to Rule 12b-25(c) under the Securities Exchange Act of 1934, as amended, and in satisfaction of Item (c) of Part II of Form 12b-25.

We are the independent auditors of Moody National REIT II, Inc. (the "Company"). The Company has stated in Part III of its filing on Form 12b-25 that it was unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 2023 (the "Annual Report") because we require additional time to complete our audit of the Company's financial statements to be included in the Annual Report.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree that we need additional time to complete our audit. More specifically, we have not completed our audit procedures related to investment properties.

/s/ Frazier & Deeter, LLC

Nashville, Tennessee